Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 relating to the financial statements appearing in the Annual Report on Form 10-K of Pelthos Therapeutics Inc. (f/k/a Channel Therapeutics Corporation) for the year ended December 31, 2024.

/s/ Marcum llp

Hartford, CT

July 25, 2025